Filed pursuant to Rule 424(b)(2)
Registration No. 333-237819

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED APRIL 27, 2020

Prospectus Supplement

(To Prospectus Dated April 24, 2020)

$                 % Senior Notes due 20

$                 % Senior Notes due 20

$                 % Senior Notes due 20

We are offering an aggregate of $             of our     % Senior Notes due                 , 20    , which we refer to as the “notes due 20    ,” an aggregate of $             of our     % Senior Notes due                 , 20    , which we refer to as the “notes due 20    ,” and an aggregate of $             of our    % Senior Notes due                 , 20    , which we refer to as the “notes due 20    .” We refer to the notes due 20    , the notes due 20     and the notes due 20     collectively as the “notes.” Interest on the notes is payable on              and              of each year, beginning on                 , 2020.

The notes will be senior unsecured obligations and will rank equal in right of payment with our other existing and future senior unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes, and senior in right of payment to any of our future subordinated indebtedness. The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

We may redeem the notes of any series in whole or in part at any time at the applicable redemption price set forth under “Description of Notes—Optional Redemption.” If a Change of Control Triggering Event occurs, we may be required to offer to purchase the notes from the holders as described in this prospectus supplement. See “Description of Notes—Change of Control.”

We do not intend to apply for listing of the notes on any securities exchange. Currently, there are no public markets for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Notes Due 20			Notes Due 20			Notes Due 20
	Per Note		Total	Per Note		Total	Per Note		Total
Public offering price (1)		%	$		%	$		%	$
Underwriting discounts		%	$		%	$		%	$
Proceeds, before offering expenses, to Biogen Inc. (1)		%	$		%	$		%	$
(1)	Plus accrued interest, if any, from , 2020, to the date of delivery.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., on or about April     , 2020.

Joint Book-Running Managers

Goldman Sachs & Co. LLC	BofA Securities	J.P. Morgan

Prospectus Supplement dated                 , 2020

You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the front of the relevant document. Our business, properties, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the prospectus dated April 24, 2020, which is part of our Registration Statement on Form S-3.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information incorporated by reference in the documents to which we have referred you in “Where You Can Find More Information” in the accompanying prospectus.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. See “Underwriting.”

In this prospectus supplement and the accompanying prospectus, unless otherwise stated or the context otherwise requires, references to “Biogen,” “we,” “us” and “our” refer to Biogen Inc. and its consolidated subsidiaries.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” about our financial condition, results of operation and business that are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) with the intention of obtaining the benefits of the “Safe Harbor” provisions of the Act. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “possible,” “potential,” “project,” “target,” “will,” “would” and other words and terms of similar meaning. Reference is made in particular to forward-looking statements regarding:

•

the anticipated amount, timing and accounting of revenues; contingent, milestone, royalty and other payments under licensing, collaboration, acquisition or divestiture agreements; tax positions and contingencies; collectability of receivables; pre-approval inventory; cost of sales; research and development costs; compensation and other selling, general and administrative expenses; amortization of intangible assets; foreign currency exchange risk; estimated fair value of assets and liabilities; and impairment assessments;

•	expectations, plans and prospects relating to sales, pricing, growth and launch of our marketed and pipeline products;

•

the timing, outcome and impact of administrative, regulatory, legal and other proceedings related to our patents and other proprietary and intellectual property rights, tax audits, assessments and settlements, pricing matters, sales and promotional practices, product liability and other matters;

•	patent terms, patent term extensions, patent office actions and expected availability and period of regulatory exclusivity;

•	the direct and indirect impact of COVID-19 on our business and operations, including sales, expenses, supply chain, manufacturing, research and development costs, clinical trials and employees;

•

the potential impact of increased product competition in the markets in which we compete, including increased competition from generics, biosimilars, prodrugs and products approved under abbreviated regulatory pathways;

•	our plans and investments in our core and emerging growth areas, as well as implementation of our corporate strategy;

•

the drivers for growing our business, including our plans and intention to commit resources relating to research and development programs and business development opportunities, as well as the potential benefits and results of certain business development transactions;

•	our ability to finance our operations and business initiatives and obtain funding for such activities;

•	the costs and timing of potential clinical trials, filings and approvals, and the potential therapeutic scope of the development and commercialization of our and our collaborators’ pipeline products;

•	adverse safety events involving our marketed products, generic or biosimilar versions of our marketed products or any other products from the same class as one of our products;

•

the potential impact of healthcare reform in the United States (the “U.S.”) and measures being taken worldwide designed to reduce healthcare costs and limit the overall level of government expenditures, including the impact of pricing actions and reduced reimbursement for our products;

•

our manufacturing capacity, use of third-party contract manufacturing organizations, plans and timing relating to changes in our manufacturing capabilities and activities in new or existing manufacturing facilities;

•	the impact of the continued uncertainty of the credit and economic conditions in certain countries in Europe and our collection of accounts receivable in such countries;

S-iii

•	the potential impact on our results of operations and liquidity of the United Kingdom’s (the “U.K.”) departure from the European Union (the “E.U.”);

•	lease commitments, purchase obligations and the timing and satisfaction of other contractual obligations; and

•	the impact of new laws, including the Swiss Federal Act on Tax Reform and AHV Financing, regulatory requirements, judicial decisions and accounting standards.

These forward-looking statements involve risks and uncertainties, including those that are described in the “Risk Factors” section of this prospectus supplement and under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, that could cause actual results to differ materially from those reflected in such statements. The risks and uncertainties include our dependence on sales from our products; failure to protect and enforce our data, intellectual property and other proprietary rights and the risks and uncertainties relating to intellectual property claims and challenges; the direct and indirect impacts of the ongoing COVID-19 pandemic on our business, results of operations, and financial condition; uncertainty of long-term success in developing, licensing, or acquiring other product candidates or additional indications for existing products; failure to compete effectively due to significant product competition in the markets for our products; failure to successfully execute or realize the anticipated benefits of our strategic and growth initiatives; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in early stage clinical trials may not be predictive of results in later stage or large scale clinical trials or trials in other potential indications; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events, restrictions on use with our products or product liability claims; difficulties in obtaining and maintaining adequate coverage, pricing and reimbursement for our products; risks relating to technology failures or breaches; our dependence on collaborators, joint venture partners and other third parties for the development, regulatory approval and commercialization of products and other aspects of our business, which are outside of our full control; risks associated with current and potential future healthcare reforms; risks relating to management and key personnel changes, including attracting and retaining key personnel; failure to comply with legal and regulatory requirements; the risks of doing business internationally, including currency exchange rate fluctuations; risks relating to investment in our manufacturing capacity; problems with our manufacturing processes; risks related to commercialization of biosimilars; fluctuations in our operating results; fluctuations in our effective tax rate; risks related to investment in properties; the market, interest and credit risks associated with our portfolio of marketable securities; risks relating to share repurchase programs; risks relating to access to capital and credit markets; risks related to indebtedness; environmental risks; risks relating to the distribution and sale by third parties of counterfeit or unfit versions of our products; risks relating to the use of social media for our business; change in control provisions in certain of our collaboration agreements; the risks and uncertainties related to investing in the notes, as described in this prospectus supplement beginning on page S-10; and any other risks and uncertainties that are described in other reports we have filed with the U.S. Securities and Exchange Commission.

We caution investors not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Each statement speaks only as of the date of this prospectus supplement or, in the case of the prospectus, the date of the prospectus, and in the case of the documents incorporated by reference, the date of the applicable document (or any earlier date indicated in the statement), and, unless required by law, we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all of the information that is important to you. You should read carefully this prospectus supplement and the accompanying prospectus in their entirety, including the documents incorporated by reference, especially the risks discussed under “Risk Factors” beginning on page S-10 of this prospectus supplement and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Biogen Inc.

We are a global biopharmaceutical company focused on discovering, developing and delivering worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases as well as related therapeutic adjacencies. Our core growth areas include multiple sclerosis (“MS”) and neuroimmunology; Alzheimer’s disease (“AD”) and dementia; neuromuscular disorders, including spinal muscular atrophy (“SMA”) and amyotrophic lateral sclerosis (“ALS”); movement disorders, including Parkinson’s disease; and ophthalmology. We are also focused on discovering, developing and delivering worldwide innovative therapies in our emerging growth areas of immunology; neurocognitive disorders; acute neurology; and pain. In addition, we commercialize biosimilars of advanced biologics. We support our drug discovery and development efforts through the commitment of significant resources to discovery, research and development programs and business development opportunities.

Our marketed products include TECFIDERA, VUMERITY, AVONEX, PLEGRIDY, TYSABRI and FAMPYRA for the treatment of MS; SPINRAZA for the treatment of SMA; and FUMADERM for the treatment of severe plaque psoriasis. We also have certain business and financial rights with respect to RITUXAN for the treatment of non-Hodgkin’s lymphoma, chronic lymphocytic leukemia (“CLL”) and other conditions; RITUXAN HYCELA for the treatment of non-Hodgkin’s lymphoma and CLL; GAZYVA for the treatment of CLL and follicular lymphoma; OCREVUS for the treatment of primary progressive MS and relapsing MS (“RMS”); and other potential anti-CD20 therapies pursuant to our collaboration arrangements with Genentech, Inc., a wholly owned member of the Roche Group.

For over two decades we have led in the research and development of new therapies to treat MS, resulting in our leading portfolio of MS treatments. Now our research is focused on additional improvements in the treatment of MS, such as the development of next-generation therapies for MS, with a goal to reverse or possibly repair damage caused by the disease. We also introduced the first approved treatment for SMA and are continuing to pursue research and development for potential advancements in the treatment of SMA, including a muscle enhancement program, novel antisense oligonucleotide (“ASO”) drug candidates and an oral splicing modulator. We are also applying our scientific expertise as we work to solve some of the most challenging and complex diseases, including AD, ALS, Parkinson’s disease, choroideremia, X-linked retinitis pigmentosa, systemic lupus erythematosus, cutaneous lupus erythematosus, cognitive impairment associated with schizophrenia, stroke, epilepsy and pain.

Our innovative drug development and commercialization activities are complemented by our biosimilar business that expands access to medicines and reduces the cost burden for healthcare systems. Through Samsung Bioepis Co., Ltd. (“Samsung Bioepis”), our joint venture with Samsung BioLogics Co., Ltd., we market and sell BENEPALI, an etanercept biosimilar referencing ENBREL, IMRALDI, an adalimumab biosimilar referencing HUMIRA, and FLIXABI, an infliximab biosimilar referencing REMICADE, in certain countries in Europe and have exclusive rights to commercialize these products in China. Additionally, we have exclusive rights to commercialize two potential ophthalmology biosimilar products, SB11 referencing LUCENTIS and SB15 referencing EYLEA, in major markets worldwide, including the U.S., Canada, Europe, Japan and Australia.

Corporate Information

We were formed as a corporation in the State of California in 1985 under the name IDEC Pharmaceuticals Corporation and reincorporated as a Delaware corporation in 1997. In 2003 we acquired Biogen, Inc. and changed our corporate name to Biogen Idec Inc. In March 2015 we changed our corporate name to Biogen Inc. Our principal executive offices are located at 225 Binney Street, Cambridge, Massachusetts 02142, and our telephone number at our principal executive offices is (617) 679-2000. You may visit us at our website located at http://www.biogen.com. The contents of our website have not been, and shall not be deemed to be, incorporated by reference into, and do not form a part of, this prospectus supplement or the accompanying prospectus.

AVONEX®, PLEGRIDY®, RITUXAN®, RITUXAN HYCELA®, SPINRAZA®, TECFIDERA®, TYSABRI®, VUMERITY® and ZINBRYTA® are registered trademarks of Biogen. BENEPALITM, FLIXABITM, FUMADERMTM and IMRALDITM are trademarks of Biogen. ALPROLIX®, ELOCTATE®, ENBREL®, EYLEA®, FAMPYRATM, GAZYVA®, HUMIRA®, LUCENTIS®, OCREVUS®, REMICADE® and other trademarks referenced in this prospectus are the property of their respective owners.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes, see “Description of Notes” in this prospectus supplement. As used in this “Prospectus Supplement Summary—The Offering,” the terms “Biogen,” “we,” “our,” “us” and other similar references refer only to Biogen Inc. and not to any of its subsidiaries.

Issuer	Biogen Inc.

Securities Offered	$ aggregate principal amount of % Senior Notes due 20

$ aggregate principal amount of % Senior Notes due 20

$ aggregate principal amount of % Senior Notes due 20

Maturity	% Senior Notes due 20 : , 20

% Senior Notes due 20 : , 20

% Senior Notes due 20 : , 20

Interest	Interest on the notes will accrue from the issue date. Interest on the notes will be payable semi-annually in arrears at the rates set forth on the cover page of this prospectus supplement on and of each year, commencing , 2020.

Optional Redemption	We may redeem some or all of the notes of any series, at any time prior to the applicable Par Call Date (as defined in this prospectus supplement), at the applicable redemption prices described in this prospectus supplement. From and after the Par Call Date, we may redeem the applicable notes at 100% of principal amount plus accrued interest. See “Description of Notes—Optional Redemption.”

Repurchase Upon a Change of Control	Upon the occurrence of a Change of Control Triggering Event (as defined in this prospectus supplement), unless we have exercised our option to redeem the notes, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes—Change of Control.”

Covenants	The indenture governing the notes will contain covenants that, among other things, will limit our ability and the ability of our subsidiaries to:

•	issue, assume or guarantee debt secured by Principal Property (as defined in this prospectus supplement);

•	enter into certain sale and leaseback transactions; and

•	consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

These covenants are subject to important exceptions and qualifications, as described in the sections titled “Description of Notes—Limitation on Liens,” “Description of Notes—Limitation on Sale and Leaseback Transactions” and “Description of Notes—Merger, Consolidation or Sale of Assets.”

Ranking	The notes will be our senior unsecured obligations and will rank equal in right of payment with our other existing and future senior unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes, and senior in right of payment to any of our future subordinated indebtedness. The notes will be effectively subordinated to all of our existing and future secured indebtedness and other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and to all indebtedness and other liabilities of our subsidiaries. As of March 31, 2020, neither we nor our subsidiaries had any secured debt outstanding and our subsidiaries had total liabilities of $7.5 billion.

Use of Proceeds	The net proceeds of this offering are estimated to be $ billion (after deducting underwriting discounts and our estimated offering expenses). We intend to use the net proceeds from the sale of the notes to redeem in full $1.5 billion in aggregate principal amount of our outstanding 2.90% Senior Notes due September 15, 2020, which we refer to as the “Existing Senior Notes due 2020,” and all accrued and unpaid interest thereon, to fund, together with cash on hand, repurchases of our common stock under our stock repurchase plans and for working capital and other general corporate purposes. See “Use of Proceeds.”

Further Issuances	We may from time to time, without notice to or the consent of the holders or beneficial owners of the notes, create and issue additional notes of any of the series having the same ranking and the same interest rate, maturity and other terms as the notes of the applicable series. Any additional notes having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture; provided that if the additional notes are not fungible with the notes of such series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Denomination and Form

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme, and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which, in turn, will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” on page S-10 hereof and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, for a description of certain risks you should consider before investing in the notes.

Trustee	U.S. Bank National Association

Governing Law	New York

Summary Financial Data

The following table provides summary consolidated financial data for the periods and at the dates presented. The financial information for the quarters ended March 31, 2020 and 2019, has been derived from our unaudited condensed consolidated financial statements. The results for the quarterly periods are not necessarily indicative of the results for the full fiscal year. The financial information for the fiscal years ended December 31, 2019, 2018 and 2017, has been derived from our audited financial statements. You should read the following information in conjunction with our consolidated financial statements and related notes that we incorporate by reference in this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Fiscal Year Ended December 31,
($ in millions except per share amounts)	2020	2019	2019	2018	2017
Results of Operations (1)
Product revenues, net (2)	$2,904.6	$2,680.0	$11,379.8	$10,886.8	$10,354.7
Revenues from anti-CD20 therapeutic programs	520.4	517.4	2,290.4	1,980.2	1,559.2
Other revenues	109.3	292.4	707.7	585.9	360.0

Total revenues	3,534.3	3,489.8	14,377.9	13,452.9	12,273.9

Total cost and expenses (3)	1,714.4	1,987.1	7,335.3	7,564.3	6,928.1
Income from operations	1,819.9	1,502.7	7,042.6	5,888.6	5,345.8
Other income (expense), net	(120.5)	357.3	83.3	11.0	(217.0)

Income before income tax expense and equity in loss of investee, net of tax	1,699.4	1,860.0	7,125.9	5,899.6	5,128.8
Income tax expense (4)	292.0	422.5	1,158.0	1,425.6	2,458.7
Equity in loss of investee, net of tax	14.8	28.7	79.4	—	—

Net income	1,392.6	1,408.8	5,888.5	4,474.0	2,670.1
Net income (loss) attributable to noncontrolling interests, net of tax (5)	(6.5)	—	—	43.3	131.0

Net income attributable to Biogen Inc.	$1,399.1	$1,408.8	$5,888.5	$4,430.7	$2,539.1

Diluted Earnings Per Share (6)
Diluted earnings per share attributable to Biogen Inc.	$8.08	$7.15	$31.42	$21.58	$11.92

Weighted-average shares used in calculating diluted earnings per share attributable to Biogen Inc.	173.1	197.0	187.4	205.3	213.0

		As of March 31, 2020	As of December 31,
			2019	2018	2017
Financial Condition (1)
Cash, cash equivalents and marketable securities		$4,829.9	$5,884.0	$4,913.9	$6,746.3
Total assets		$26,119.2	$27,234.3	$25,288.9	$23,652.6
Long-term operating lease liabilities, less current portion (7)		$403.7	$412.7	$—	$—
Notes payable, less current portion		$4,459.9	$4,459.0	$5,936.5	$5,935.0
Total Biogen Inc. shareholders’ equity (6)		$12,546.9	$13,343.2	$13,039.6	$12,612.8

(1)

On February 1, 2017, we completed the spin-off of our hemophilia business. Our consolidated results of operations and financial condition reflect the financial results of our hemophilia business for all periods through January 31, 2017.

(2)	Product revenues, net reflect the impact of the following product launches:

•	Commercial sales of VUMERITY in the U.S. began in the fourth quarter of 2019.

•	Commercial sales of SPINRAZA in markets outside the U.S. began in the first quarter of 2017.

•

Under our collaboration agreement with AbbVie Inc. (“AbbVie”), we began to recognize revenues on sales of ZINBRYTA to third parties in the E.U. in the third quarter of 2016. In March 2018 we and AbbVie announced the voluntary worldwide withdrawal of ZINBRYTA for RMS.

•

Under our commercial agreement with Samsung Bioepis, we began to recognize revenues on sales of BENEPALI and FLIXABI to third parties in certain countries in Europe in the first and third quarters of 2016, respectively, and began to recognize revenues on sales of IMRALDI to third parties in certain countries in Europe in the fourth quarter of 2018.

•	We stopped recognizing revenues from ALPROLIX and ELOCTATE effective February 1, 2017, upon the completion of the spin-off of our hemophilia business.

(3)	Total cost and expenses included the following charges:

•

Pre-tax research and development expenses related to upfront and milestone payments made upon entering into strategic agreements or achievement of specified development milestones totaling $1.0 million, $42.7 million, $253.8 million, $602.7 million and $494.0 million in the quarters ended March 31, 2020 and 2019, and the years ended December 31, 2019, 2018 and 2017, respectively.

•

Impairment charges related to certain acquired intangible assets totaling $0.0 million, $0.0 million, $215.9 million, $366.1 million and $359.4 million in the quarters ended March 31, 2020 and 2019, and the years ended December 31, 2019, 2018 and 2017, respectively. For additional information, please read Note 6, Intangible Assets and Goodwill, to our consolidated financial statements included in each of our Quarterly Report on 10-Q for the quarter ended March 31, 2020, and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”), which are incorporated herein by reference.

•

Pre-tax research and development expenses of $486.2 million in 2018 related to the 10-year exclusive collaboration agreement with Ionis Pharmaceuticals, Inc. (“Ionis”) to develop novel ASO drug candidates for a broad range of neurological diseases. For additional information on our collaboration arrangements with Ionis, please read Note 18, Collaborative and Other Relationships, to our consolidated financial statements included in our 2019 Annual Report.

•

Pre-tax charges to acquired in-process research and development (“IPR&D”) totaling $75.0 million, $0.0 million, $0.0 million, $112.5 million and $120.0 million in the quarters ended March 31, 2020 and 2019, and the years ended December 31, 2019, 2018 and 2017, respectively, for upfront payments made upon the closing of our asset purchase transactions, as the underlying assets had not yet reached technological feasibility.

•

Pre-tax restructuring and other exit-related costs totaling $0.0 million, $0.4 million, $1.5 million, $12.0 million and $0.9 million in the quarters ended March 31, 2020 and 2019, and the years ended December 31, 2019, 2018 and 2017, respectively.

(4)	Income tax expense included the following activities:

•

Income tax expense for the quarter ended March 31, 2019, reflects $59.1 million of tax expense related to the planned divestiture of our Hillerød, Denmark manufacturing operations and the tax effects of changes in the value of our equity investments, where we recognized a gain in the first quarter of 2019 compared to a loss in the first quarter of 2020.

•

Income tax expense in 2019 reflects a benefit of approximately $205.0 million related to an internal reorganization of certain intellectual property rights and the impact of the enactment of a new taxing regime in the country and certain cantons of Switzerland, offset by a $68.9 million tax expense related to the divestiture of our subsidiary that owned our Hillerød, Denmark manufacturing operations. For additional information, please read Note 16, Income Taxes, to our consolidated financial statements included in our 2019 Annual Report.

•

Income tax expense in 2018 reflects a net increase to expense of approximately $125.0 million recognized upon finalization of our estimates related to a one-time mandatory deemed repatriation tax on accumulated foreign subsidiaries’ previously untaxed foreign earnings (the “Transition Toll Tax”), the remeasurement of our deferred tax assets and liabilities, the impact of electing to record deferred taxes on global intangible low-taxed income (“GILTI”) and other aspects of the Tax Cuts and Jobs Act of 2017. For additional information, please read Note 16, Income Taxes, to our consolidated financial statements included in our 2019 Annual Report.

•

Income tax expense in 2017 includes a $1,173.6 million estimate pursuant to SEC Staff Accounting Bulletin No. 118. Our estimate included $989.6 million associated with the Transition Toll Tax and $184.0 million related to the impact of remeasuring our deferred tax balances to reflect the new federal statutory rate and other changes to U.S. tax law. For additional information, please read Note 16, Income Taxes, to our consolidated financial statements included in our 2019 Annual Report.

(5)	Net income (loss) attributable to noncontrolling interests, net of tax included the following activities:

•

Pre-tax charges of $50.0 million and $150.0 million for the years ended December 31, 2018 and 2017, respectively, for payments made under the terms of the collaboration and license agreement (as amended, the “Neurimmune Agreement”) with Neurimmune SubOne AG (“Neurimmune”) for the development and commercialization of antibodies for the potential treatment of AD, including aducanumab, in exchange for reductions in the previously negotiated royalty rates payable on products developed under the Neurimmune Agreement, including royalties payable on potential commercial sales of aducanumab. For additional information on our collaboration arrangement with Neurimmune, please read Note 19, Investments in Variable Interest Entities, to our consolidated financial statements included in our 2019 Annual Report.

(6)

Total Biogen Inc. shareholders’ equity reflects the repurchase of approximately 50.6 million shares of our common stock at a cost of approximately $13.8 billion during the period from January 1, 2017 to March 31, 2020:

•

During the quarter ended March 31, 2020, we repurchased and retired approximately 7.3 million shares of our common stock at a cost of approximately $2.2 billion under two programs authorized by our board of directors. In December 2019 our Board of Directors authorized a program to repurchase up to $5.0 billion of our common stock (the “December 2019 Share Repurchase Program”). Under our December 2019 Share Repurchase Program, we repurchased and retired approximately 3.2 million shares of our common stock at a cost of approximately $941.1 million during the quarter ended March 31, 2020. In March 2019 our Board of Directors authorized a program to repurchase up to $5.0 billion of our common stock (the “March 2019 Share Repurchase Program”), which was completed as of March 31, 2020. Under our March 2019 Share Repurchase Program, we repurchased and retired approximately 4.1 million shares of our common stock at a cost of approximately $1.3 billion during the quarter ended March 31, 2020.

•

During 2019 we repurchased and retired approximately 14.7 million and 8.9 million shares of our common stock at a cost of approximately $3.7 billion and $2.1 billion under our March 2019 Share Repurchase Program and a program authorized by our board of directors in August 2018 to repurchase up to $3.5 billion of our common stock (“2018 Share Repurchase Program”), respectively.

•

During 2018 we repurchased and retired approximately 4.3 million and 10.5 million shares of our common stock at a cost of approximately $1.4 billion and $3.0 billion under our 2018 Share Repurchase Program and a program authorized by our board of directors in July 2016 to repurchase up to $5.0 billion of our common stock (“2016 Share Repurchase Program”), respectively.

•	During 2017 we repurchased and retired approximately 3.7 million shares of our common stock at a cost of approximately $1.0 billion under our 2016 Share Repurchase Program.

•

During 2017 we repurchased approximately 1.2 million shares of our common stock at a cost of $365.4 million under a program authorized by our board of directors in February 2011 to repurchase up to 20.0 million shares of our common stock.

(7)

In February 2016 the Financial Accounting Standards Board issued a new leasing standard that requires all lessees to recognize right-of-use assets and lease liabilities on their balance sheet that arise from leases. We adopted the new leasing standard in 2019 and recognized an operating lease asset of approximately $463.0 million and a corresponding operating lease liability of approximately $526.0 million upon adoption.

RISK FACTORS

You should carefully consider the following risk factors as well as the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the discussion of risk factors in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference, before making a decision to invest in the notes. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in the notes. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially adversely affect our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you may lose all or part of your investment.

Risks Related to the Notes

Our indebtedness could adversely affect our business and limit our ability to plan for or respond to changes in our business.

We currently have indebtedness, and this offering will increase the aggregate amount of our outstanding indebtedness. In addition, we also have significant contingent liabilities, including milestone and royalty payment obligations. We may also incur additional debt in the future. This indebtedness could have important consequences to our business; for example, such obligations could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to access capital markets and incur additional debt in the future;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes, including business development efforts, research and development and mergers and acquisitions; and

•

limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to our competitors that have less debt.

The notes are effectively junior to the existing and future liabilities of our subsidiaries, which include substantially all of our operating liabilities, and to any secured debt we may incur to the extent of the assets securing that debt.

Our subsidiaries, which generate the substantial majority of our revenues and carry substantially all of our operating liabilities, are separate and distinct legal entities. Biogen Inc., the issuer of the notes, is primarily a holding company with limited operations of its own. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans or advances to us by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of March 31, 2020, neither we nor our subsidiaries had any secured debt outstanding and our subsidiaries had total liabilities of $7.5 billion.

The notes are our senior unsecured obligations and will rank equal in right of payment with our other existing and future senior unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes, including our outstanding 2.90% Senior Notes due September 15, 2020, issued for an aggregate principal amount of $1.5 billion (which we intend to redeem in full in connection with the sale of the notes), our 3.625% Senior Notes due September 15, 2022, issued for an aggregate principal amount of $1.0 billion, our 4.05% Senior Notes due September 15, 2025, issued for an aggregate principal amount of $1.75 billion, and our 5.20% Senior Notes due September 15, 2045, issued for an aggregate principal amount of $1.75 billion (collectively, the “Existing Senior Notes”). The notes are not secured by any of our assets. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As of March 31, 2020, we had no secured debt outstanding.

The indenture does not restrict the amount of additional unsecured debt that we may incur.

The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured debt that we may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a potential decline in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of a Change of Control Triggering Event (as defined below), each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase. The Existing Senior Notes include similar repurchase requirements. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to repurchase a series of notes as required under the indenture governing that series of notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes—Change of Control.”

The terms of the indenture and the notes provide only limited protection against significant corporate events that could adversely impact your investment in the notes.

While the indenture and the notes contain terms intended to provide protection to noteholders upon the occurrence of certain events involving significant corporate transactions or our creditworthiness, these terms are limited and may not be sufficient to protect your investment in the notes.

As described under “Description of Notes—Change of Control,” upon the occurrence of a Change of Control Triggering Event, holders are entitled to require us to repurchase their notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to but not including the date of repurchase. However, the definition of the term “Change of Control Triggering Event” is limited and does not cover a variety of transactions (such as acquisitions by us or recapitalizations) that could negatively impact the value of your notes. As such, if we were to enter into a significant corporate transaction that would negatively impact the value of the notes, but which would not constitute a Change of Control Triggering Event, you would not have any rights to require us to repurchase the notes prior to their maturity.

Furthermore, the indenture for the notes does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;

•	limit our ability to incur unsecured indebtedness that is equal in right of payment to the notes;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore rank effectively senior to the notes;

•	restrict our ability to repurchase or prepay any other of our securities or other indebtedness; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the notes.

Active trading markets may not develop for the notes.

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes of any series on any national securities exchange or for inclusion of the notes of any series on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. Moreover, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the notes. We cannot ensure the liquidity of any trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes will be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors. See “Underwriting.”

Federal, state and foreign statutes allow courts, under specific circumstances, to void the notes.

The issuance of the notes may be subject to review under federal, state and foreign fraudulent transfer or fraudulent conveyance statutes. While the relevant laws vary from jurisdiction to jurisdiction, under such laws the issuance of the notes would generally be a fraudulent transfer if (1) we issue the notes with the actual intent of hindering, delaying or defrauding creditors or (2) we receive less than reasonably equivalent value or fair consideration in return for issuing the notes and, in the case of (2) only, one of the following is also true:

•	we are insolvent at the time of the incurrence of the indebtedness or are rendered insolvent by reason of the incurrence of the indebtedness; or

•	we are engaged, or about to engage, in a business or transaction for which such entity’s remaining assets constituted unreasonably small capital; or

•	we intend to, or believe that we would, incur debts beyond our ability to pay as they mature or become due.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is secured or satisfied.

We cannot be certain as to the standards a court would use to determine whether or not we are solvent at the relevant time or, regardless of the standard that a court uses, that the issuance of the notes would not be subordinated to any of our other debt. Generally, however, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, is greater than its assets, at a fair valuation; or

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it is not generally paying its debts as they become due.

If a court were to find that the issuance of the notes was a fraudulent transfer, the court could void the payment obligations under the notes or subordinate the notes to our presently existing and future indebtedness, or require the holders of the notes to repay any amounts received. In the event of a finding that a fraudulent transfer occurred, you might not receive any repayment on the notes.

To the extent that the proceeds from this offering of notes are used to repurchase our common stock, a court could conclude that the notes were issued for less than reasonably equivalent value or fair consideration.

Risks Related to Biogen

Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Part II, Item 1A. Risk Factors” incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as may be amended or updated by other SEC filings filed after March 31, 2020.

USE OF PROCEEDS

The net proceeds of this offering are estimated to be $                 billion (after deducting underwriting discounts and our estimated offering expenses). We intend to use the net proceeds from the sale of the notes to redeem in full $1.5 billion in aggregate principal amount of our outstanding Existing Senior Notes due 2020 and all accrued and unpaid interest thereon, to fund, together with cash on hand, repurchases of our common stock under our stock repurchase plans and for working capital and other general corporate purposes.

CAPITALIZATION

The following table provides our condensed consolidated cash, cash equivalents and marketable securities and capitalization as of March 31, 2020, on an actual basis and on an as-adjusted basis to give effect to the sale of the notes (after deducting underwriting discounts and our estimated offering expenses) and application of those proceeds as described under “Use of Proceeds” in this prospectus supplement. You should read this table in conjunction with our consolidated financial statements and related notes thereto which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of March 31, 2020
	Actual	As Adjusted (1)
	($ in millions)
Cash, cash equivalents and marketable securities	$4,829.9	$

Capitalization
Short-term debt:
Current portion of notes payable	$1,501.8	$
Current portion of operating lease liabilities	71.6

Long-term debt:
Revolving credit facility (2)	—		—
Long-term operating lease liabilities	403.7
Existing Senior Notes (excluding current portion)	4,459.9
Notes offered hereby	—

Total long-term debt	4,863.6

Total debt	$6,437.0	$

Shareholders’ equity
Preferred stock, $0.001 par value	$—		$—
Common stock, $0.0005 par value	0.1
Additional paid-in capital	0.1
Accumulated other comprehensive loss	(149.3)
Retained earnings (3)	15,673.1
Treasury stock, at cost	(2,977.1)

Total Biogen Inc. shareholders’ equity	12,546.9
Noncontrolling interests	(10.0)

Total equity	$12,536.9	$

Total capitalization	$18,973.9	$

(1)	Gives effect to the issuance of the notes offered hereby and the repayment of our Existing Senior Notes due 2020.
(2)	Our Revolving Credit Facility provides for borrowings of up to $1.0 billion.
(3)	No adjustments have been made for gain or losses upon early extinguishment of our Existing Senior Notes due 2020.

DESCRIPTION OF NOTES

Each of the                 % Senior Notes due                  (the “notes due                 ”), the                  % Senior Notes due                  (the “notes due                 ”) and the                  % Senior Notes due                  (the “notes due                 ” and, together with the notes due                  and the notes due                 , the “notes”) are a separate series of debt securities to be issued under an indenture, dated as of September 15, 2015, between the Company and U.S. Bank National Association, as trustee. We refer to this indenture, as supplemented by a supplemental indenture, to be dated as of April                , 2020, between the Company and the trustee, as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. A copy of the indenture is available for inspection at the office of the trustee.

As used in this “Description of Notes,” the terms “the Company,” “we,” “our,” “us” and other similar references refer only to Biogen Inc. and not to any of its subsidiaries.

General

•	The notes due will be initially limited to $ aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on , .

•	The notes due will be initially limited to $ aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on , .

•	The notes due will be initially limited to $ aggregate principal amount and will mature and become due and payable, together with any accrued and unpaid interest thereon, on , .

We may from time to time, without notice to or the consent of the holders or beneficial owners of the notes, create and issue additional notes of any of the series having the same ranking and the same interest rate, maturity and other terms as the notes of the applicable series. Any additional notes having such similar terms, together with that series of notes, could be considered part of the same series of notes under the indenture; provided that if the additional notes are not fungible with the notes of such series for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Notes of each of the series will bear interest at the applicable annual rate noted on the cover page of this prospectus supplement. Interest will be payable semiannually on                 and                 of each year, beginning                 , 2020. Interest on the notes will be paid to holders of record at the close of business on the                  or                 , whether or not a business day, immediately before the applicable interest payment date. The amount of interest payable on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

The notes will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

If any interest payment date or the maturity date of the notes is not a business day, then the related payment of interest and/or principal payable on such date will be paid on the next succeeding business day with the same force and effect as if made on such interest payment date or maturity date and no further interest will accrue in respect of the delay. The term “business day” means any day other than a Saturday, a Sunday or any other day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Ranking

The notes will be our senior unsecured obligations and will rank equal in right of payment with our other existing and future senior unsecured obligations that are not, by their terms, expressly subordinated in right of payment to the notes, and senior in right of payment to any of our future subordinated indebtedness.

The notes will be effectively subordinated to all of our existing and future secured indebtedness and other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities. The indenture limits the amount of secured indebtedness that we or our Subsidiaries (as defined below) may incur pursuant to the covenant described under the heading “—Limitation on Liens.” This covenant is subject to important exceptions described under such heading. As of March 31, 2020, we had no secured debt outstanding.

We conduct substantially all of our operations through subsidiaries, which generate a substantial portion of our operating income and cash. As a result, distributions or advances from our subsidiaries are a major source of funds necessary to meet our debt service and other obligations. Contractual provisions, laws or regulations, as well as any subsidiary’s financial condition and operating requirements, may limit our ability to obtain cash required to service our debt obligations, including making payments on the notes.

The notes will be structurally subordinated to all existing and future obligations of our subsidiaries, including claims with respect to trade payables. This means that holders of the notes will have a junior position to the claims of creditors of our direct and indirect subsidiaries on the assets and earnings of such subsidiaries. The indenture does not limit the amount of debt that our subsidiaries are permitted to incur. As of March 31, 2020, neither we nor our subsidiaries had any secured debt outstanding and our subsidiaries had total liabilities of $7.5 billion.

Optional Redemption

At any time prior to the Par Call Date (as defined below) applicable to a series of notes, from time to time, the notes are redeemable, as a whole or in part, at our option, on at least 10 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes to be redeemed (or otherwise delivered in accordance with the applicable procedures of DTC), at a redemption price equal to the greater of:

•	100% of principal amount of the notes to be redeemed, or

•

the sum of the present values of the remaining scheduled payments (through the Par Call Date assuming for such purpose that such notes matured on the applicable Par Call Date) of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the date of redemption) discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate (as defined below) plus                basis points, in the case of notes due                ,                basis points, in the case of notes due                and                basis points, in the case of the notes due                .

plus, in either case, accrued and unpaid interest to, but not including, the date of redemption.

In addition, at any time on or after the Par Call Date applicable to a series of notes, the notes may be redeemed, as a whole or in part, at our option, on at least 10 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the notes to be redeemed (or otherwise delivered in accordance with the applicable procedures of DTC), at a redemption price equal to 100% of the principal amount of the notes to be redeemed on the redemption date plus accrued and unpaid interest to, but not including, the date of redemption.

“Comparable Treasury Issue” means the U.S. Treasury security or securities selected by an Independent Investment Banker (as defined below) as having an actual or interpolated maturity comparable to the remaining term of the notes of the applicable series (“Remaining Life”) to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any notes of a series on any redemption date, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers (as defined below) appointed by us.

“Par Call Date” means:

•	with respect to the notes due , ( months prior to the maturity date of the notes due );

•	with respect to the notes due , ( months prior to the maturity date of the notes due ); and

•	with respect to the notes due , ( months prior to the maturity date of the notes due ).

“Reference Treasury Dealer” means each of Goldman Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC, or their respective affiliates, which are primary U.S. Government securities dealers in The City of New York, and their respective successors plus three other primary U.S. Government securities dealers in The City of New York selected by us; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), we will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealers at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date: (1) the rate per annum equal to the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue; provided that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight-line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

On and after the redemption date for the notes of the applicable series, interest will cease to accrue on the notes of that series or any portion thereof called for redemption, unless we default in the payment of the redemption price. On or before the redemption date for the notes of that series, we will deposit with a paying agent, or the trustee, funds sufficient to pay the redemption price of and accrued and unpaid interest on such notes to be redeemed on such date. If less than all of the notes of a series are to be redeemed, the notes of that series to be redeemed will be selected by DTC in accordance with its standard procedures. If the notes to be redeemed are not global notes then held by DTC, or DTC prescribes no method of selection, the trustee will select the notes to be redeemed on a pro rata basis, by lot, or by any other method the trustee deems fair and appropriate and subject to and otherwise in accordance with the procedures of DTC. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent, and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied. We will provide written notice to the trustee prior to the close of business two business days prior to the redemption date if any such redemption has been rescinded or delayed, and upon receipt the trustee shall provide such notice to each holder of the notes in the same manner in which the notice of redemption was given.

Change of Control

If a Change of Control Triggering Event occurs with respect to the notes of a series, unless we have exercised our option to redeem the notes of such series as described above, we will be required to make an offer (the “Change of Control Offer”) to each holder of the notes of such series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes of such series on the terms set forth in such notes. In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to but not including the date of repurchase (the “Change of Control Payment”). With respect to the notes of each series, within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice will be mailed (or otherwise delivered in accordance with the applicable procedures of DTC) to holders of the notes of the applicable series describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the notes of such series on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed (or otherwise delivered in accordance with the applicable procedures of DTC) or, if the notice is mailed (or otherwise delivered) prior to the Change of Control, no earlier than 10 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice will, if mailed (or otherwise delivered) prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•

deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

We will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

“Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than us or one of our Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our Voting Stock (as defined below) or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a Person (as defined below) shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our Subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d) of the Exchange Act) (other than to us or one of our Subsidiaries) (a “Transferee”), provided, however, that none of the circumstances in this clause (2) will be a Change of Control if the persons that beneficially own our Voting Stock immediately prior to the transaction own, directly or indirectly, shares representing a majority of the total Voting Stock as measured by voting power rather than number of shares of the Transferee; (3) we consolidate with, or merge with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act) or any such Person consolidates with, or merges with or into, us, in either case, pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of our Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or (4) the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event (as defined below).

“Fitch” means Fitch Inc., or any successor thereto.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s (as defined below) and BBB- (or the equivalent) by S&P (as defined below) or Fitch, and the equivalent investment grade credit rating from any additional rating agency or Rating Agencies (as defined below) selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P and (2) if any of Fitch, Moody’s and S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) and which is reasonably acceptable to the trustee as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Rating Event” means with respect to any series of notes, the rating on such notes is lowered by at least two of the three Rating Agencies and such notes are rated below an Investment Grade Rating by at least two of the three Rating Agencies, on any day during the period commencing on the earlier of the date of the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes of any series as a result of the sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our Subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d) of the Exchange Act) (other than to us or one of our Subsidiaries) may be uncertain.

Sinking Fund

The notes will not be entitled to the benefit of any sinking fund.

Limitation on Liens

Other than as provided in this section or as provided under “—Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any Subsidiary of ours to, create or assume any Indebtedness (as defined below) secured by any Lien (as defined below) on any of our or their respective Principal Properties (as defined below) unless the notes are secured by such Lien (as defined below) equally and ratably with, or prior to, the Indebtedness secured by such Lien. This restriction does not apply to Indebtedness that is secured by:

•	Liens existing on the date of the issuance of the notes;

•	Liens securing only the notes;

•

Liens on property or shares of stock in respect of Indebtedness of a Person existing at the time such Person becomes a Subsidiary of ours or is merged into or consolidated with, or its assets are acquired by, us or any Subsidiary of ours (provided that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction) so long as such Lien does not extend to any other property and the Indebtedness so secured is not increased;

•

Liens to secure Indebtedness incurred for the purpose of all or any part of a property’s purchase price or cost of construction or additions, repairs, alterations, or other improvements; provided that (1) the principal amount of any Indebtedness secured by such Lien does not exceed 100% of such property’s purchase price or cost, (2) such Lien does not extend to or cover any other property other than the property so purchased, constructed or on which such additions, repairs, alterations or other improvements were so made and (3) such Lien is incurred prior to or within 270 days after the acquisition of such property or the completion of construction or such additions, repairs, alterations or other improvements and the full operation of such property thereafter;

•	Liens in favor of the U.S. or any state thereof, or any instrumentality of either, to secure certain payments pursuant to any contract or statute;

•

Liens for taxes or assessments or other governmental charges or levies which are not overdue for a period exceeding 60 days unless such Liens are being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

•	title exceptions, easements, licenses, leases and other similar Liens that are not consensual and that do not materially impair the use of the property subject thereto;

•	Liens to secure obligations under worker’s compensation laws, unemployment compensation, old-age pensions and other social security benefits or similar legislation;

•	Liens arising out of legal proceedings, including Liens arising out of judgments or awards;

•

warehousemen’s, materialmen’s, carrier’s, landlord’s and other similar Liens for sums not overdue for a period exceeding 60 days unless such Liens are being contested in good faith and for which adequate reserves are being maintained, to the extent required by generally accepted accounting principles;

•

Liens incurred to secure the performance of statutory obligations, surety or appeal bonds, performance or return-of-money bonds, insurance, self-insurance or other obligations of a like nature incurred in the ordinary course of business;

•	Liens that are rights of set-off relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness;

•	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our Subsidiaries in the ordinary course of business;

•	Liens in our favor or the favor of any of our Subsidiaries; or

•

Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing bullets or Liens created in connection with any amendment, consent or waiver relating to such Indebtedness, so long as such Lien does not extend to any other Principal Property and the Indebtedness so secured does not exceed the fair market value (as determined by our board of directors) of the assets subject to such Liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be.

Limitation on Sale and Leaseback Transactions

Other than as provided under “—Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any of our Subsidiaries to, enter into any Sale and Leaseback Transaction (as defined below) with respect to any of our or their respective Principal Properties, the acquisition or completion of construction and commencement of full operations of which has occurred more than 270 days prior thereto, unless:

•	such transaction was entered into prior to the first issue date of the notes;

•	such transaction was for the sale and leasing back to us of any property by one of our Subsidiaries;

•

we or such Subsidiary would be entitled to incur Indebtedness secured by a mortgage on the property to be leased in an amount equal to the Attributable Debt (as defined below) with respect to such Sale and Leaseback Transaction without equally and ratably securing the notes pursuant to the first paragraph of “—Limitation on Liens” above;

•	the lease is for a period not in excess of five years, including renewal rights; or

•

we or the Subsidiary, prior to or within 270 days after the sale of such property in connection with the Sale and Leaseback Transaction is completed, applies the net cash proceeds of the sale of the property leased to:

(1)	the retirement of the notes or debt of ours ranking equally with the notes or to the retirement of any debt of a Subsidiary of ours, or

(2)	the acquisition of another Principal Property.

Exempted Liens and Sale and Leaseback Transactions

Notwithstanding the restrictions described under the headings “—Limitation on Liens” or “—Limitation on Sale and Leaseback Transactions,” we or any Subsidiary of ours may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described above, if the sum of the following does not exceed 15% of Consolidated Total Assets (as defined below):

•

the outstanding Indebtedness secured by such Liens (not including any Liens permitted under “—Limitation on Liens” which amount does not include any Liens permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions”); plus

•

all Attributable Debt in respect of such Sale and Leaseback Transaction entered into (not including any Sale and Leaseback Transactions permitted under “—Limitation on Sale and Leaseback Transactions” which amount does not include any Sale and Leaseback Transactions permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions”), measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by us or such Subsidiary of ours.

Merger, Consolidation or Sale of Assets

We may merge or consolidate with another Person and may sell, transfer or lease all or substantially all of our assets to another Person if all the following conditions are met:

•

the merger, consolidation or sale of assets must not cause an event of default. See “—Events of Default.” An event of default for this purpose would also include any event that would be an event of default if the notice or time requirements were disregarded;

•

if we are not the surviving entity, the Person we would merge or consolidate with, or sell all or substantially all of our assets to, must be organized under the laws of the U.S., any state thereof or the District of Columbia;

•

if we are not the surviving entity, the Person we would merge or consolidate with, or sell all or substantially all of our assets to, must expressly assume by supplemental indenture all of our obligations under the notes and the indenture; and

•	we must deliver specific certification and documents to the trustee.

Events of Default

The term “event of default” in respect of each series of the notes means any of the following:

•	we do not pay the principal of or any premium on the notes of that series on its due date;

•

we do not pay interest on the notes of that series within 30 days of its due date whether at maturity, upon redemption or upon acceleration (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent for application to pay such interest prior to the expiration of the 30-day period);

•

we remain in breach of a covenant in respect of the notes of that series for 90 days after we receive a written notice of default in accordance with the provisions of the indenture stating we are in breach and requiring that we remedy the breach; or

•	certain events of bankruptcy, insolvency or reorganization occur with respect to us or any significant Subsidiary of ours.

If an event of default (other than due to certain events in bankruptcy, insolvency or reorganization) with respect to the notes of a series has occurred and has not been cured, the trustee or the holders of at least 25% in aggregate principal amount of the notes of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare the entire principal amount (and premium, if any) of, and all the accrued and unpaid interest on the notes of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an event of default with respect to the notes of any of the series occurs because of certain events in bankruptcy, insolvency or reorganization relating to us, the principal amount of the notes of that series will be automatically accelerated, without any action by the trustee or any holder. Holders of a majority in aggregate principal amount of the notes of a series may also waive certain past defaults under the indenture on behalf of all of the holders of the notes of that series. A declaration of acceleration of maturity with respect to the notes of a series may be canceled, under specific circumstances, by the holders of at least a majority in aggregate principal amount of the notes of that series.

If any securities are outstanding under the indenture, the indenture requires us, within 120 days after the end of each fiscal year, to furnish to the trustee a statement as to our compliance with the indenture. The trustee will generally give the holders of notes notice within 90 days of the occurrence of an event of default known to the trustee.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any of the holders unless the holders offer the trustee indemnity and/or security satisfactory to it. If indemnity or security satisfactory to the trustee is provided, the holders of a majority in aggregate principal amount of the notes of the applicable series may, with respect to the notes of that series, direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of the right, remedy or event of default.

Before you are allowed to bypass the trustee and bring a lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the notes of the applicable series, the following must occur:

•	you must give the trustee written notice that an event of default has occurred and remains uncured;

•

the holders of at least 25% in aggregate principal amount of the outstanding notes of that series must make a written request that the trustee take action because of the default and must offer the trustee indemnity and/or security satisfactory to it against the cost and other liabilities of taking that action;

•	the trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity and/or security; and

•	holders of a majority in aggregate principal amount of the notes of that series must not have given the trustee a direction inconsistent with the above notice.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your notes on or after the due date.

Defeasance

Full Defeasance. If the Internal Revenue Service issues a ruling or there is a change in applicable U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the notes, called “full defeasance,” if we put in place the following other arrangements for you to be repaid:

•

we must deposit in trust for your benefit and the benefit of all other registered holders of the notes, money, U.S. government or U.S. government agency notes or bonds or a combination thereof that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates including, possibly, their earliest redemption date; and

•

we must deliver to the trustee a legal opinion confirming that you will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the full defeasance and that you will not be taxed on the notes any differently than if the full defeasance had not occurred.

If we accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

Covenant Defeasance. We can be released from the restrictive covenants in the notes if we make the arrangements described below. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the notes. In order to achieve covenant defeasance, we must do the following:

•

we must deposit in trust for your benefit and the benefit of all other registered holders of the notes, money, U.S. government or U.S. government agency notes or bonds or a combination thereof that will generate enough cash to make interest, principal and any other payments on the notes on their various due dates, including their earliest possible redemption date; and

•

we must deliver to the trustee a legal opinion confirming that under current U.S. federal income tax law you will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and that you will not be taxed on the notes any differently than if the covenant defeasance had not occurred.

If we accomplish covenant defeasance, the following provisions of the indenture and the notes would no longer apply unless otherwise specified:

•	our promises regarding conduct of our business and other matters and any other covenants applicable to the series of notes; and

•	the definition of an event of default as a breach of such covenants.

If we accomplish covenant defeasance, you can still look to us for repayment of the notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as our bankruptcy) and the notes become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, of course, you may not be able to obtain payment of the shortfall.

In order to exercise either full defeasance or covenant defeasance, we must comply with certain conditions, and no event or condition can exist that would prevent us from making payments of principal, premium and interest, if any, on the notes of such series on the date the irrevocable deposit is made or at any time during the period ending on the 91st day after the deposit date.

Notices

With respect to the notes, we and the trustee will send notices regarding the notes only to registered holders, using their addresses as listed in the list of registered holders.

Modification or Waiver

We generally may modify and amend the indenture with the consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of the affected series. However, we may not make any modification or amendment without the consent of each holder of the notes of the affected series if such action would:

•	change the stated maturity of, or the principal of or premium or interest on, the notes;

•	reduce any amounts due on the notes or payable upon acceleration of the maturity of the notes following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in this prospectus supplement) or currency of payment on the notes;

•	modify the notes to contractually subordinate the notes in right of payment to other Indebtedness;

•	reduce the percentage of holders of notes whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of notes whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	modify any other aspect of the provisions of the indenture dealing with modification and waiver except to increase the voting requirements.

Except for certain specified provisions, the holders of at least a majority in aggregate principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of that series, waive our compliance with certain provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of the affected series may, on behalf of the holders of all the notes of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of or premium or interest on any notes of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding note of that series; provided however that the holders of a majority in aggregate principal amount of the outstanding notes of the affected series may rescind an acceleration and its consequences, including any payment default that resulted from such acceleration.

Notwithstanding the foregoing, without the consent of any holder of notes of a series, we may amend or supplement the indenture or the notes for among other reasons:

•	to cure any ambiguity, defect or inconsistency provided such amendment or supplement does not adversely affect the rights of any holder of notes of that series;

•	to comply with the covenant described under “—Merger, Consolidation or Sale of Assets;”

•

to appoint a successor trustee with respect to the notes and to add to or change any of the provisions of the indenture necessary to provide for the administration of the trusts in the indenture by more than one trustee;

•	to comply with the requirements of the SEC in order to maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	to make any change that would not adversely affect the rights of any holder of notes of that series;

•	to provide for the issuance of any additional notes as permitted by the indenture; and

•	to conform the indenture or the notes to the description thereof set forth in this prospectus supplement and in the accompanying prospectus.

Satisfaction and Discharge

The indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture with respect to the notes, when the following conditions have been satisfied:

•	all notes not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•

we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the notes that had not been previously delivered for cancellation, for the principal and interest to the date of the deposit (for notes that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for notes that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the indenture; and

•	we have delivered to the trustee an officers’ certificate and opinion of counsel, each stating that we have complied with all these conditions.

We will remain obligated to provide for registration of transfer and exchange and to provide notices of redemption.

SEC Reports

We will file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may prescribe) that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; provided that availability of such reports on a website maintained by the SEC shall be deemed to fulfill this requirement. If we are not required to file information, documents or reports pursuant to either of those sections, then we will file with the trustee and the SEC such reports as may be prescribed by the SEC at such time.

The Trustee

The trustee will be U.S. Bank National Association. U.S. Bank National Association also will be the initial paying agent and registrar for the notes.

The indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding aggregate principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and is obligated to use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The trustee may resign or be removed and a successor trustee may be appointed.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

The following definitions are applicable to this Description of Notes:

“Attributable Debt” means, with respect to a Sale and Leaseback Transaction, an amount equal to the lesser of (1) the fair market value of the property (as determined in good faith by our board of directors); and (2) the present value of the total net amount of rent payments to be made under the lease during its remaining term, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually. The calculation of the present value of the total net amount of rent payments is subject to adjustments specified in the indenture.

“Consolidated Total Assets” means, with respect to any Person as of any date, the amount of total assets as shown on the consolidated balance sheet of such Person for the most recent fiscal quarter for which financial statements have been filed with the SEC, prepared in accordance with accounting principles generally accepted in the U.S.

“Indebtedness” of any Person means, without duplication (1) any obligation of such Person for money borrowed, (2) any obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (3) any reimbursement obligation of such Person in respect of letters of credit or other similar instruments which support financial obligations which would otherwise become Indebtedness, and (4) any obligation of such Person under any lease; provided, however, that “Indebtedness” of such Person shall not include any obligation of such Person to any Subsidiary of such Person or to any Person with respect to which such Person is a Subsidiary.

“Lien” means any pledge, mortgage, lien, encumbrance or other security interest.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other similar entity.

“Principal Property” means (1) any manufacturing facility, together with the land upon which it is erected and fixtures comprising a part thereof, owned or leased by us or any Subsidiary and located within the continental U.S. and having a net book value which, on the date the determination as to whether a property is a Principal Property is being made, exceeds 1% of our Consolidated Total Assets other than any such facility or a portion thereof which our board of directors determine in good faith, at any time on or prior to such date, is not of material importance to the total business conducted, or assets owned, by us and our Subsidiaries as an entirety or (2) any shares of stock or Indebtedness of any Subsidiary owning a Principal Property.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any Subsidiary of ours of any property that has been or is to be sold or transferred by us or such Subsidiary, as the case may be, to such Person.

“Subsidiary” of any Person means (1) a corporation, a majority of the outstanding Voting Stock of which is, at the time, directly or indirectly, owned by such Person by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation), including, without limitation, a partnership or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

Global Notes: Book-Entry System

The Global Notes

The notes of each series will be represented by one or more fully registered global notes, without interest coupons, will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of Cede & Co. or its nominee, in each case, for credit to an account of a direct or indirect participant as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Certain Book Entry Procedures for the Global Notes.”

Transfers of beneficial interests in the global notes are subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change.

The notes may be presented for registration of transfer and exchange at the corporate trust offices of the trustee as set forth in the indenture.

Certain Book Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear Bank, S.A./N.V. (“Euroclear”) and Clearstream Luxembourg, société anonyme (“Clearstream Luxembourg”). The descriptions of the operations and procedures of DTC, Euroclear and Clearstream Banking set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. We obtained the information in this section and elsewhere in this prospectus supplement concerning DTC, Euroclear and Clearstream Luxembourg and their respective book-entry systems from sources that we believe are reliable, but we take no responsibility for the accuracy of any of this information, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

DTC. DTC has advised us that it is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code, as amended; and

•	a “clearing agency” registered pursuant to Section 17A of the Exchange Act.

DTC was created to hold securities for its participants (collectively, the “participants”) and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers (including some or all of the underwriters), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as Clearstream Luxembourg, Euroclear, banks, brokers, dealers and trust companies (collectively, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants in DTC.

Clearstream Luxembourg. Clearstream Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Luxembourg Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream Luxembourg in any of various currencies, including U.S. dollars. Clearstream Luxembourg provides Clearstream Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally-traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Luxembourg Participant either directly or indirectly.

Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. depositary for Clearstream Luxembourg.

Euroclear. Euroclear was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may be settled in any of various currencies, including U.S. dollars. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking Commission. Distributions of principal and interest with respect to notes held through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the relevant system’s rules and procedures, to the extent received by such system’s depositary.

Links have been established among DTC, Clearstream Luxembourg and Euroclear to facilitate the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading. DTC will be linked indirectly to Clearstream Luxembourg and Euroclear through the DTC accounts of their respective U.S. depositaries.

Book-Entry Procedures. We expect that, pursuant to procedures established by DTC:

•

upon deposit of each global note, DTC will credit, on its book-entry registration and transfer system, the accounts of participants designated by the underwriters with an interest in that global note; and

•

ownership of beneficial interests in the global notes will be shown on, and the transfer of ownership interests in the global notes will be effected only through, records maintained by DTC (with respect to the interests of participants) and by participants and indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that some purchasers of notes take physical delivery of those notes in definitive form. Accordingly, the ability to transfer beneficial interests in notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a Person holding a beneficial interest in a global note to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical note in respect of that interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee, as the case may be, will be considered the sole legal owner or holder of the notes represented by that global note for all purposes of the notes and the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have the notes represented by that global note registered in their names;

•	will not receive or be entitled to receive physical delivery of certificated notes; and

•

will not be considered the owners or holders of the notes represented by that beneficial interest under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee.

Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a participant or an indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or that global note. We understand that under existing industry practice, in the event that we request any action of holders of notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of that global note, is entitled to take, DTC would authorize the participants to take that action and the participants would authorize holders owning through those participants to take that action or would otherwise act upon the instruction of those holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Beneficial interests in the global notes may not be exchanged for certificated notes. However, if DTC notifies us that it is unwilling to be a depositary for the global notes or ceases to be a clearing agency or if we so elect or if there is an event of default under the notes, DTC will exchange the global notes for certificated notes which it will distribute to its participants.

Payments with respect to the principal of and interest on a global note will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee has or will have any responsibility or liability for the payment of those amounts to owners of beneficial interests in a global note.

Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the participants and indirect participants and not of DTC.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, those cross-market transactions will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream Luxembourg, as the case may be, will deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear Participants and Clearstream Luxembourg Participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg Participant that purchases an interest in a global note from a participant will be credited on the business day for Euroclear or Clearstream Luxembourg immediately following the DTC settlement date. Cash received in Euroclear or Clearstream Luxembourg from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream Luxembourg cash account as of the business day for Euroclear or Clearstream Luxembourg following the DTC settlement date.

Although we understand that DTC, Euroclear and Clearstream Luxembourg have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

DESCRIPTION OF OTHER INDEBTEDNESS

Existing Senior Notes

On September 15, 2015, we issued $6.0 billion aggregate principal amount of the Existing Senior Notes, consisting of:

•	$1.5 billion aggregate principal amount of 2.90% Senior Notes due September 15, 2020 (the “Existing Senior Notes due 2020”);

•	$1.0 billion aggregate principal amount of 3.625% Senior Notes due September 15, 2022;

•	$1.75 billion aggregate principal amount of 4.05% Senior Notes due September 15, 2025 (the “Existing Senior Notes due 2025”); and

•	$1.75 billion aggregate principal amount of 5.20% Senior Notes due September 15, 2045 (the “Existing Senior Notes due 2045”).

Interest on the Existing Senior Notes is payable semi-annually in arrears on March 15 and September 15 of each year.

The Existing Senior Notes are our senior unsecured obligations and rank equal in right of payment with our other existing and future senior unsecured obligations (including, when issued, the notes offered hereby) that are not, by their terms, expressly subordinated in right of payment to the Existing Senior Notes, and rank senior in right of payment to any of our future subordinated indebtedness. The Existing Senior Notes are effectively subordinated to all of our existing and future secured indebtedness and other secured liabilities to the extent of the value of the assets securing such indebtedness and liabilities and to all indebtedness and other liabilities of our subsidiaries. None of our subsidiaries is a guarantor of the Existing Senior Notes.

The Existing Senior Notes may be redeemed at our option at any time at 100% of the principal amount plus accrued interest and (except, in the case of the Existing Senior Notes due 2025 and the Existing Senior Notes due 2045, during the three-month and six-month periods before maturity, respectively) a specified make-whole amount. The indenture governing the Existing Senior Notes contains a change of control provision that, under certain circumstances, may require us to offer to purchase the Existing Senior Notes at a price equal to 101% of the principal amount plus accrued interest.

The indenture governing the Existing Senior Notes contains covenants that, among other things, limit our ability and the ability of our subsidiaries to issue, assume or guarantee secured debt; enter into certain sale and leaseback transactions; and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis. These covenants are subject to a number of important limitations and exceptions. The indenture governing the Existing Senior Notes also contains other customary terms, including, but not limited to, events of default.

We intend to use the proceeds of this offering to redeem all of our outstanding Existing Senior Notes due 2020.

Credit Facility

On January 28, 2020, we entered into a Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and the L/C Issuer, and the lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $1.0 billion five-year unsecured, revolving credit facility (the “Revolving Credit Facility”). The Revolving Credit Facility includes borrowing capacity in the form of letters of credit of up to $25.0 million. Borrowings under the Revolving Credit Facility are available for working capital, capital expenditures, acquisitions and other lawful corporate purposes. No proceeds from the Revolving Credit Facility were drawn down as of the date of this prospectus supplement.

Revolving loans under the Credit Agreement (other than swing line loans) will bear interest at rate per annum equal to a Eurocurrency Rate – for dollars, euros, sterling and yen, the London Interbank Offered Rate (“LIBOR”) or for any other currency approved pursuant to the terms of the Credit Agreement, at the rate designated at the time of such approval, in each case subject to a floor of 0.00% per annum, plus an applicable margin ranging from 0.750% to 1.375% depending on the ratings of the Company’s non-credit enhanced, senior unsecured long-term debt, as determined by either S&P’s or Moody’s (the “Debt Ratings”) or, at the Company’s option, a Base Rate (as defined below) equal to the higher of (i) the Bank of America prime rate, (ii) the Federal Funds Rate plus 0.50% and (iii) a daily rate equal to one month LIBOR plus 1.00%, subject to a floor of 0.00% per annum (the “Base Rate”), plus an applicable margin ranging from 0.000% to 0.375% based on the Company’s Debt Ratings. Swing line loans will bear interest at the Base Rate plus the applicable margin for Base Rate loans.

In addition to paying interest on any outstanding principal under the Revolving Credit Facility, the Company will pay (i) a commitment fee in respect of the unutilized commitments thereunder and (ii) customary letter of credit fees and agency fees. The commitment fees range from 0.050% to 0.175% per annum based on the Company’s Debt Ratings.

The Revolving Credit Facility will terminate and all amounts outstanding thereunder are due and payable five years after the closing date, subject to certain extension options as set forth in the Credit Agreement. Under the Revolving Credit Facility, voluntary prepayments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to Eurocurrency borrowings. The Revolving Credit Facility requires quarterly interest payments or, in the case of Eurocurrency borrowings, at the end of the interest period therefor, with the principal due on the maturity date.

The Credit Agreement contains customary representations and warranties, affirmative and negative covenants and events of default. The Credit Agreement also includes a financial covenant requiring the Company to maintain, measured as of the end of each fiscal quarter, a maximum consolidated leverage ratio of 3.5 to 1.0 (which may be temporarily increased to 4.0 to 1.0 upon the election of the Company as a result of a material acquisition, subject to customary limitations).

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

Below is a discussion of material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below) who purchase the notes in the initial offering at their issue price. The term “issue price” as used in this discussion is the first price at which a substantial amount of the relevant class of notes is sold to investors (excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents and wholesalers). This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities, all of which may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought on any of the issues discussed below, and there can be no assurance that the IRS will concur with the conclusions reached herein.

This discussion assumes that the notes are held as “capital assets” within the meaning of Section 1221 of the Code. It does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to holders of notes in light of their personal investment circumstances, nor does it purport to deal with U.S. federal income tax considerations applicable to certain types of holders subject to special treatment under U.S. federal income tax law (e.g., banks, financial institutions, partnerships or other pass-through entities, expatriates or former long-term residents of the U.S., holders subject to the alternative minimum tax, individual retirement accounts or other tax-deferred accounts, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, insurance companies, real estate investment trusts, regulated investment companies, persons that hold the notes as a position in a “straddle,” or as part of a synthetic security or “hedge,” “conversion transaction,” “constructive sale” or other integrated investment, U.S. persons that have a “functional currency” other than the U.S. dollar, Non-U.S. Holders, except as described below, and tax-exempt organizations). In addition, this summary does not discuss any aspect of state, local or foreign tax law that may be applicable to any beneficial owner of notes, or any U.S. tax considerations (e.g., the estate and gift tax or the 3.8% Medicare tax on net investment income) other than U.S. federal income tax considerations.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of the partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the U.S., (ii) a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if either (A) a court within the U.S. is able to exercise primary jurisdiction over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes an individual, corporation, estate or trust and is not a U.S. Holder.

PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF ANY U.S. FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND POSSIBLE CHANGES IN THE TAX LAWS OR INTERPRETATIONS THEREUNDER.

Taxation of U.S. Holders

Payments of Interest

It is expected (and this discussion assumes) that the principal amount of the notes will not exceed the issue price by at least a specified “de minimis” amount, as determined under applicable Treasury regulations, and will therefore not be treated as bearing original issue discount (“OID”) for U.S. federal income tax purposes. Accordingly, stated interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Additional Payments

We may be required to pay additional amounts in excess of stated interest or principal on the notes to a U.S. Holder (and/or to pre-pay all or a portion of the notes) in certain circumstances. Because we believe the likelihood that we will be obligated to make any such additional payments on the notes is remote and/or that these amounts are incidental, we intend to take the position (and this discussion assumes) that the notes will not be treated as contingent payment debt instruments. Our determination that these contingencies will not result in the notes being treated as contingent payment debt instruments is binding on a U.S. Holder, unless the holder discloses a contrary position in the manner required by applicable Treasury regulations. If, contrary to our expectations, we make additional payments on the notes, U.S. Holders will be required to recognize such amounts as income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. If we make additional payments on the notes, or if the IRS takes the position that the likelihood of certain of the payments described above was not remote and/or that the amounts of any such payments were not incidental, such event would affect the amount, timing and character of the income recognized by a U.S. Holder.

In addition, if we exercise our option to repurchase the notes before the maturity date, the yield on such notes may be greater than it would otherwise be. Under special rules governing this type of unconditional option, we will be deemed not to exercise this option, and the possibility of this increased yield will not affect the amount and timing of interest income you recognize before such event.

The remainder of this discussion assumes that our determinations described above are correct. U.S. Holders should consult with their tax advisors as to the tax considerations relating to the contingent payments and optional redemption rights described above.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Upon the sale, exchange, retirement or other taxable disposition of a note, a U.S. Holder will recognize gain or loss equal to the difference between the sum of the cash plus the fair market value of any property received (other than any amount received attributable to accrued but unpaid stated interest on the notes not previously included in income, which, in each case, will be taxable as ordinary income) and the U.S. Holder’s adjusted tax basis in such note. A U.S. Holder’s initial tax basis in the note will generally be the cost of such note to the U.S. Holder, decreased by payments from us other than stated interest. Such gain or loss will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of such sale, exchange, retirement or other taxable disposition, the note has been held by the U.S. Holder for more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of any net capital loss realized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a note is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to certain payments of principal of, and interest on, a note, and the proceeds of disposition of a note before maturity, to U.S. Holders other than certain exempt recipients such as corporations. Backup withholding at the then applicable rate (currently 24%) will generally apply to a U.S. Holder (other than an exempt recipient, such as a corporation) if such U.S. Holder (i) fails to provide a correct taxpayer identification number (which, for an individual, would generally be his or her social security number) in the manner required, (ii) fails to report interest and dividend income in full or (iii) fails to certify that it is exempt from withholding.

Backup withholding is not an additional tax. Any amounts withheld from payments to a U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund; provided that the required information is timely furnished to the IRS. U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Taxation of Non-U.S. Holders

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Payments of Interest

Subject to the discussions below concerning backup withholding and FATCA (as defined below), payments of principal and interest on the notes (including any amounts received attributable to accrued but unpaid stated interest on the notes not previously included in income) to any Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax; provided that, in the case of interest, (i) the interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the U.S., (ii) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3)(B) of the Code and (iii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us within the meaning of Section 881(c)(3)(C) of the Code; provided that, in all cases, the certification requirement described in the next sentence has been fulfilled with respect to the beneficial owner. The certification requirement referred to above will be fulfilled if either (A) the Non-U.S. Holder provides to us or the paying agent an IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), signed under penalties of perjury, that includes such holder’s name and address and a certification as to its non-U.S. status or (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the notes on behalf of the beneficial owner and provides a statement to us or the paying agent, signed under penalties of perjury, in which the organization, bank or financial institution certifies that it has received an IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form) from the Non-U.S. Holder or from another financial institution acting on behalf of such holder and furnishes us or the paying agent with a copy thereof and otherwise complies with the applicable IRS requirements. Other methods may be available to satisfy the certification requirements described above, depending on the circumstances applicable to the Non-U.S. Holder.

The gross amount of payments of interest that do not qualify for the exemption from withholding described above (the “portfolio interest exemption”) will be subject to U.S. income tax withholding at a rate of 30% unless (i) the Non-U.S. Holder provides a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable (or successor form), claiming an exemption from or reduction in withholding under an applicable tax treaty or (ii) such interest is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder (unless an applicable treaty provides otherwise) and the holder provides a properly completed IRS Form W-8ECI (or successor form).

If interest or other income received with respect to a note is effectively connected with a U.S. trade or business conducted by a Non-U.S. Holder, the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest or other income in the same manner as if it were a U.S. Holder, unless an applicable treaty provides otherwise. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder satisfies the certification requirements described above.

Additional Payments

Under certain circumstances, we may be required to make additional payments to holders of such notes. Such payments may be treated as interest, subject to the rules described above, or as gain realized on the sale, exchange, retirement or other taxable disposition of a note. Non-U.S. Holders should consult their own tax advisors as to the tax considerations relating to debt instruments that provide for one or more contingent payments, in particular as to the availability of the portfolio interest exemption, and the ability of Non-U.S. Holders to claim the benefits of income tax treaty exemptions from U.S. withholding tax in respect of any such additional payments.

Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

Subject to the discussions below concerning backup withholding and FATCA, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange, retirement or other taxable disposition of a note, unless (i) such Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, and certain other conditions are met or (ii) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder. If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (unless an applicable treaty provides otherwise) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of the disposition. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty). Any amounts received in connection with such sale, exchange, retirement or other taxable disposition attributable to accrued but unpaid interest not previously included in income will be taxed as interest, as described above.

Information Reporting and Backup Withholding

In general, we must report annually to the IRS and to Non-U.S. Holders the amount of interest paid to such holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Under current U.S. federal income tax law, backup withholding generally will not apply to payments of interest that we make if the certifications described under “—Taxation of Non-U.S. Holders—Payments of Interest” are received; provided that we or the paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. Holder. Payments on the sale, exchange, retirement or other taxable disposition of a note made within the U.S. or through certain U.S.-related financial intermediaries will be subject to information reporting to the IRS, unless the Non-U.S. Holder certifies under penalties of perjury that such holder is a Non-U.S. Holder or otherwise establishes an exemption. Backup withholding may apply to any payment that a foreign broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person (and the broker does not have actual knowledge or reason to know that the payee is a U.S. person), or the payee otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund; provided that the required information is timely furnished to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

FATCA

Pursuant to Sections 1471 through 1474 of the Code (the Foreign Account Tax Compliance Act, or “FATCA”), a person who makes a withholdable payment (as defined in Section 1473 of the Code) to a foreign financial institution (“FFI”) or a non-financial foreign entity (“NFFE”) (each as defined in the Code) must withhold at a 30% rate unless the FFI or NFFE meets certain requirements or provides certain information to the person making the payment. If the payee is an FFI subject to certain diligence and reporting requirements, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant FFIs and certain other account holders. Withholdable payments generally include U.S.-source fixed or determinable annual or periodical (“FDAP”) payments (as defined in the Code), which would include (among other things) interest paid with respect to the notes to a holder (including a holder acting as an intermediary). As a result of FATCA, applicable withholding agents are likely to require certain information from holders in order for them to avoid withholding under FATCA. An intergovernmental agreement between the U.S. and a foreign country where a holder or intermediary is located may further modify these requirements. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investments in the notes.

UNDERWRITING

Goldman Sachs & Co. LLC, BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes Due 20	Principal Amount of Notes Due 20	Principal Amount of Notes Due 20
Goldman Sachs & Co. LLC	$	$	$
BofA Securities, Inc.
J.P. Morgan Securities LLC

Total	$	$	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters may offer and sell the notes through certain of their affiliates.

Commissions and Discounts

The representatives of each of the underwriters have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less (i) a selling concession not in excess of     % of the principal amount of the notes due 20     and reallowances not in excess of     % of the principal amount of the notes due 20    , (ii) a selling concession not in excess of     % of the principal amount of the notes due 20     and reallowances not in excess of     % of the principal amount of the notes due 20     and (iii) a selling concession not in excess of     % of the principal amount of the notes due 20     and reallowances not in excess of     % of the principal amount of the notes due 20    . After the initial offering, the public offering price, selling concession or any other term of the offering may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note		Total
Notes Due 20		%	$
Notes Due 20		%	$
Notes Due 20		%	$

The expenses of the offering, not including underwriting discounts, are estimated at approximately $             and are payable by us.

New Issue of Securities

Each series of notes is a new issue of securities with no established trading market. We do not intend to apply for listing of the notes of any series on any national securities exchange or for inclusion of the notes of any series on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of any trading markets for the notes or that active public markets for the notes will develop. If active public trading markets for the notes do not develop, the market prices and liquidity of the notes will be adversely affected. If the notes are traded, they may trade at a discount from their initial offering prices, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering is still in progress.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

The underwriters may also impose a penalty bid in connection with the offering. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses. In addition, affiliates of certain of the underwriters are agents and lenders under our Credit Agreement.

In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Extended Settlement

We expect that delivery of the notes will be made to investors on or about April    , 2020, which will be the              business day following the date of this prospectus supplement (such settlement being referred to as “T+        ”). Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+        , to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Notice to Prospective Investors in the European Economic Area and UK Retail Investors

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”) or in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended) (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97/EU (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation 2017/1129 (EU) (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA or in the United Kingdom will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that:

1.

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

2.	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, Biogen or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of the notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the notes.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for six months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person that is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA or (6) as specified in Regulation 32.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in United Arab Emirates

The offering of the notes has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the UAE Securities and Commodities Authority (the “SCA”), the Dubai Financial Services Authority (the “DFSA”) or any other relevant licensing authorities in the UAE, and the notes may not be offered to the public in the UAE (including the Dubai International Financial Centre). This prospectus supplement is being issued to a limited number of institutional and individual investors:

1.

who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3 R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons);

2.

upon their request and confirmation that they understand that the notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, the DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

3.

upon their confirmation that they understand that the prospectus supplement must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

VALIDITY OF THE NOTES

Certain legal matters relating to the notes will be passed upon for us by Foley Hoag LLP and for the underwriters by Davis Polk & Wardwell LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Debt Securities

Biogen Inc. may offer to sell debt securities from time to time in one or more offerings. The terms of the debt securities will be described in supplements to this prospectus, together with other terms and matters related to the offering. The prospectus supplements may also add, update or change information contained or incorporated by reference in this document. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, along with the additional information described under the heading “Where You Can Find More Information,” before making an investment decision.

We may offer and sell the debt securities on an immediate, continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods.

Our common stock trades on the Nasdaq Global Select Market under the symbol “BIIB.”

Investing in these securities involves certain risks. Please carefully read the information under the heading “Risk Factors” beginning on page 5 of this prospectus before you invest in our securities. We may include additional risk factors in any supplement, any related free writing prospectus and/or any other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus.

The address of our principal executive offices is 225 Binney Street, Cambridge, Massachusetts 02142 and our telephone number at our principal executive offices is (617) 679-2000.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 24, 2020.

ABOUT THIS PROSPECTUS

Each time we offer debt securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplements also may add, update or change the information contained or incorporated by reference in this prospectus and also will describe the specific manner in which we will offer these securities. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or incorporated by reference herein is accurate only as of the date on the front of this prospectus or the respective dates of filing of the incorporated documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to the “Company,” “Biogen,” “we,” “us” and “our” refer to Biogen Inc.

2

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that we file with the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-732-0330 for further information. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

The SEC’s rules allow us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is a part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding those portions of any Form 8-K that are deemed furnished and not filed in accordance with SEC rules):

•

our Annual Report on Form 10-K for the year ended December  31, 2019 (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 20, 2020, incorporated by reference therein), filed with the SEC on February 6, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on April 23, 2020; and

•	our Current Reports on Form 8-K, filed with the SEC on February 3, 2020 and April 20, 2020.

You may obtain documents incorporated by reference into this prospectus at no cost by requesting them in writing or telephoning us at the following address:

Biogen Inc.

Attn: Investor Relations

225 Binney Street

Cambridge, Massachusetts 02142

(617) 464-2442

Copies of these filings are also available, without charge, on our website at http://www.biogen.com. The contents of our website have not been, and shall not be deemed to be, incorporated by reference into, and do not form a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

This prospectus constitutes a part of a registration statement on Form S-3 (referred to herein, including all amendments and exhibits, as the “Registration Statement”) that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”). This prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information regarding us and our debt securities. The Registration Statement may be inspected at the SEC at the address set forth above and at the SEC’s web site at http://www.sec.gov. Statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein summarizing or otherwise describing the provisions of any document filed as an exhibit to the Registration Statement may not contain all of the information that is important to you and, in each instance, we refer you to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC for more complete information.

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THE COMPANY

We are a global biopharmaceutical company focused on discovering, developing and delivering worldwide innovative therapies for people living with serious neurological and neurodegenerative diseases as well as related therapeutic adjacencies. Our core growth areas include multiple sclerosis and neuroimmunology; Alzheimer’s disease and dementia; neuromuscular disorders, including spinal muscular atrophy and amyotrophic lateral sclerosis; movement disorders, including Parkinson’s disease; and ophthalmology. We are also focused on discovering, developing and delivering worldwide innovative therapies in our emerging growth areas of immunology; neurocognitive disorders; acute neurology; and pain. In addition, we commercialize biosimilars of advanced biologics. We support our drug discovery and development efforts through the commitment of significant resources to discovery, research and development programs and business development opportunities.

AVONEX®, PLEGRIDY®, RITUXAN®, RITUXAN HYCELA®, SPINRAZA®, TECFIDERA®, TYSABRI®, VUMERITY® and ZINBRYTA® are registered trademarks of Biogen. BENEPALITM, FLIXABITM, FUMADERMTM and IMRALDITM are trademarks of Biogen. ALPROLIX®, ELOCTATE®, ENBREL®, EYLEA®, FAMPYRATM, GAZYVA®, HUMIRA®, LUCENTIS®, OCREVUS®, REMICADE®, SkySTAR™ and other trademarks referenced in this prospectus are the property of their respective owners.

4

RISK FACTORS

Investing in our debt securities involves certain risks. For a discussion of the factors you should carefully consider before deciding to purchase any of these debt securities, see “Part II, Item 1A—Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference in this prospectus, and any subsequent filings with the SEC, together with all of the other information included in this prospectus and in the “Risk Factors” section of any applicable prospectus supplement or filing with the SEC and the other information that we have incorporated by reference.

5

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we will use all or a portion of the net proceeds from the sale of our debt securities offered by this prospectus and an accompanying prospectus supplement for general corporate and working capital purposes. General corporate and working capital purposes may include repayment of debt, capital expenditures, possible acquisitions, repurchases of our common stock and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

6

PLAN OF DISTRIBUTION

General

The debt securities may be sold:

•	to or through underwriting syndicates represented by managing underwriters;

•	to or through one or more underwriters without a syndicate;

•	through dealers or agents; or

•	to investors directly in negotiated sales or in competitive bid transactions.

The prospectus supplement for each series of debt securities we sell will describe, to the extent required, information with respect to that offering, including:

•	the name or names of any underwriters and the respective amounts underwritten;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which the securities may be listed; and

•	any material relationships with the underwriters.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the debt securities that we will offer. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase these debt securities will be subject to conditions and the underwriters will be obligated to purchase all of these debt securities if any are purchased.

The debt securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these debt securities for whom they may act as agent. Underwriters may sell these debt securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Agents

We may also sell any of the debt securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these debt securities and will list commissions payable by us to these agents in the applicable prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the applicable prospectus supplement.

Direct sales

We may sell any of the debt securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of the applicable debt securities.

7

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of debt securities against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No assurance of liquidity

The debt securities registered hereby may be a new issue of debt securities with no established trading market. Any underwriters that purchase debt securities from us may make a market in these debt securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the debt securities. We cannot assure you that there will be liquidity in the trading market for any debt securities of any series.

8

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Foley Hoag LLP, Boston, Massachusetts.

EXPERTS

The financial statements and management’s assessment of the effectiveness of our internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

9

$                 % Senior Notes due 20

$                 % Senior Notes due 20

$                 % Senior Notes due 20

Prospectus Supplement

Joint Book-Running Managers

Goldman Sachs & Co. LLC

BofA Securities

J.P. Morgan

                    , 2020